Exhibit 16.1

[Ernst & Young Letterhead]

June 10, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 10, 2008, of D.R. Horton, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs under the section identified as “Dismissal of previous independent registered public accounting firm” and in agreement with the statements contained in the paragraph under the section identified as “Letter of Ernst & Young LLP” on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP